Exhibit 6.2

AMENDMENT NO. 1

TO

NAORIS QUANTUM PROTOCOL INC.

2026 EQUITY INCENTIVE PLAN

The Naoris Quantum Protocol Inc. 2026 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

The first sentence of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment in accordance with Section 11, a total of 6,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan.”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of July 23, 2026